UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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TYCO INTERNATIONAL LTD.
(Name of Registrant as Specified In Its Charter)

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Tyco International Ltd.

Annual General Meeting of Shareholders

March 6, 2013

Supplemental Information Regarding

Proposal 6 (Advisory Vote on Executive Compensation) and

Proposal 7 (Renewal of Authorized Share Capital)

Explanatory Note

This proxy statement supplement, dated February 14, 2013, supplements the proxy statement (the “Proxy Statement”) filed with the U.S. Securities and Exchange Commission on January 16, 2013 relating to the annual general meeting of stockholders of Tyco International Ltd. (the “Company”) to be held on March 6, 2013 at 3:00 p.m., Central European Time, at the Park Hyatt Zurich, Beethoven-Strasse 21, 8002 Zurich, Switzerland.  The purpose of this supplement is to provide additional information with respect to Proposal 6 — Advisory Vote on Executive Compensation and Proposal 7 — Renewal of Authorized Share Capital.

Proposal 6 — Advisory Vote on Executive Compensation

As stated in the Proxy Statement, Tyco’s Board of Directors has recommended that shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers for fiscal 2012. To assist shareholders in making their decision, the Company wishes to update certain disclosure regarding Mr. Edward Breen, the Company’s former Chief Executive Officer, in respect of his current role as the Chairman of the Company’s Board of Directors, as follows:

On September 28, 2012, Mr. Breen’s employment with the Company ended, and Mr. George Oliver was appointed to the role of Chief Executive Officer. In connection with his termination of employment, Mr. Breen received the severance benefits set forth in the Proxy Statement in accordance with the terms of his employment agreement, which was originally entered in July 2002. After considering the appropriate post-Separation leadership structure for the Company, the Board concluded that it was in the best interest of the Company and its shareholders for Mr. Breen to continue in his role as Chairman of the Board. The Board believes that, after ten years of successful leadership of the Company, Mr. Breen is uniquely positioned to continue adding shareholder value by providing strategic advice, identifying and understanding the significant risks to the enterprise, and as an important, well respected intermediary between senior management, the Board and other stakeholders. As a result, the Board determined that Mr. Breen continues to be in the best position to act as its Chairman. In connection with his role as Chairman, Mr. Breen will receive the following annual remuneration:

Director fees:
Cash retainer:	$100,000
Restricted stock units:	$120,000
Chairman fee:	$50,000
Total:	$270,000

Other than these fees, Mr. Breen receives no compensation from the Company. With the exception of the additional $50,000 in fees for his role as Chairman of the Board, the fees payable to Mr. Breen are identical to the fees payable to all other directors. Additional annual fees payable to other members of the Board of Directors in their capacities as chairpersons are as follows:

Chairmen of the Compensation and Audit Committees:	$20,000
Chairman of the Nominating & Governance Committee:	$15,000
Lead Director (who is currently also the chair of the N&G Committee):	$30,000

Proposal 7 — Renewal of Authorized Share Capital

As stated in the Proxy Statement, the Board of Directors is seeking shareholder approval to amend Article 4 paragraph 1 of the Company’s Articles of Association to extend the timeline for the authorized share capital by two years. Pursuant to Swiss law, an authorization by shareholders to allow the Board to issue additional shares expires after two years and is limited to a maximum of 50% of the issued share capital. Shareholders last authorized the Board to issue additional share capital at the

Company’s annual general meeting in March 2011. A renewal of the two year authorization requires a shareholder vote and a corresponding amendment to the Articles of Association.

The Company is updating the disclosure regarding this proposal as follows:

The authorized share capital approved pursuant to this Proposal will be available for issuance at such times and for such purposes as the Board of Directors may deem advisable without further action by the Company’s shareholders, except as may be required by applicable laws or regulations, including the rules of the NYSE discussed below. For example, the additional authorized share capital will be available for issuance by the Board in connection with financings, acquisitions of other companies, stock dividends, or other corporate purposes. We believe this provides the Board with critical flexibility to ensure that the Company can adapt and react to changing economic conditions, business challenges and opportunities, and fluctuations in capital and other relevant markets. The Company at this time does not have any current plans or commitments to issue common shares pursuant to the authorization that would be provided under Article 4 paragraph 1 of the Articles of Association. The Board does not intend to issue any stock except on terms or for reasons which the Board deems to be in the best interests of the Company and its shareholders.

In addition, if this proposal is approved, we would seek shareholder approval for share issuances as required under NYSE rules. Under current NYSE rules, shareholder approval is generally required, with certain enumerated exceptions, to issue common shares or securities convertible into or exercisable for common shares in one or a series of related transactions if such common shares represent 20% or more of the voting power or outstanding common shares of the company. NYSE rules also require shareholder approval for an issuance of shares that would result in a change of control of the company, as well as for stock issuances in connection with certain benefit plans or related party transactions.